Exhibit 99.2

FOR IMMEDIATE RELEASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY RESTRICTED JURISDICTION

28 November 2008

Completion of Amalgamation

Recommended Cash Acquisition of Benfield Group Limited by Aon Corporation

Aon Corporation (“Aon”) and Benfield are pleased to announce that, further to the announcement made on 19 November 2008, the remaining conditions to the Acquisition, as set out in the circular sent to Benfield Shareholders on 19 September 2008 (the “Circular”), have now been satisfied or waived.  The Amalgamation became effective earlier today.

The last day of trading in Benfield Common Shares was Thursday 27 November 2008 and such shares were cancelled from the official list of the Financial Services Authority with effect from 8:00 a.m. (London time) today.

In accordance with the terms of the Amalgamation Agreement, Benfield Shareholders (other than Aon, Bidco, or any other direct or indirect subsidiary of Aon) will receive 350 pence in cash for each Benfield Common Share and 280 pence in cash for each Benfield Preference Share, in either case, held at the Amalgamation Record Time.  Cheques will be despatched or payment made through CREST, in either case, on or before Friday 12 December 2008, other than in respect of Benfield Common Shares held by participants in Benfield Share Schemes, to whom payment will be made in accordance with the terms of the proposal made to such participants dated 14 October 2008.

Unless the context otherwise requires, terms defined in the Circular but not defined herein have the same meaning when used in this announcement.

Enquiries:
Bidco and Aon Corporation Scott Malchow (Vice President, Investor Relations) David Prosperi (Vice President, Global Public Relations)	Tel: +1 312 381 3983 Tel: +1 312 381 2485

Benfield Analysts & Investors Julianne Jessup (Benfield) Rob Bailhache (Financial Dynamics) Media David Bogg (Benfield) Peter Rigby/David Haggie (Haggie Financial)	Tel: +44 (0)20 7578 7425 Tel: +44 (0)20 7269 7200 Tel: +44 (0)20 7522 4016 Tel: +44 (0)20 7417 8989

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and, therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. This announcement has been prepared for the purposes of complying with English law and with regard to the UK Takeover Code, and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England.

Credit Suisse, which is authorised and regulated in the UK by the Financial Services Authority, is acting for Aon and Bidco and no one else in connection with the Acquisition and will not be responsible to anyone other than Aon and Bidco for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the Acquisition or any other matters referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

Lexicon Partners, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial advisor to Aon and Bidco and no one else in connection with the Acquisition and will not be responsible to anyone other than Aon and Bidco for providing the protections afforded to the clients of Lexicon Partners nor for giving advice in relation to the Acquisition.

Merrill Lynch has acted as financial adviser and corporate broker to Benfield and no one else in connection with the Acquisition and will not be responsible to anyone other than Benfield for providing the protections afforded to clients of Merrill Lynch nor for giving advice in relation to the Acquisition.